Exhibit 21.1

ScanSource, Inc.
Schedule of Subsidiaries

Name of Subsidiary	State/Country of Incorporation	Percentage of Voting Securities Owned by Immediate Parent
4100 Quest, LLC	South Carolina	100%
ScanSource Properties, LLC	South Carolina	100%
Logue Court Properties, LLC	South Carolina	100%
8650 Commerce Drive, LLC	Mississippi	100%
Partner Services, Inc.	South Carolina	100%
ScanSource Security Distribution, Inc.	South Carolina	100%
ScanSource Communications, Inc.	South Carolina	100%
ScanSource Canada, Inc.	Canada	100%
ScanSource de Mexico S, de R.L. de C.V.	Mexico	99.9%[1]
Outsourcing Unlimited, Inc.	Georgia	100%
Netpoint International, Inc.	Florida	100%
ScanSource France SARL	France	100%
ScanSource Europe Limited	United Kingdom	100%
ScanSource UK Limited	United Kingdom	100%
ScanSource EDC Limited	United Kingdom	100%
ScanSource Europe SPRL	Belgium [2]	99.9%[3]
ScanSource Germany GmbH	Germany	100%
ScanSource Communications Limited	United Kingdom	100%
ScanSource Europe CV	Amsterdam/NL	100%
ScanSource Europe BV	Amsterdam/NL	100%
ScanSource Europe Italy	Italy	100%
ScanSource Europe Netherlands	Netherlands	100%
ScanSource Communications GmbH	Germany	100%
CDC Brasil Distribuidora de Tecnologias Especiais LTDA.	Brazil	99.9%[4]

[1]	Mr. Baur, the CEO of ScanSource, Inc., owns interests representing .000019%.
[2]	ScanSource Europe SPRL has branch offices that operate under the names ScanSource Italia and ScanSource Netherlands.
[3]	Mr. Baur, the CEO of ScanSource, Inc., owns one share, representing .10%.
[4]	ScanSource Europe SPRL owns one share representing 0.0000037%.